                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE NOSTALGIA NETWORK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                          THE NOSTALGIA NETWORK, INC.
                         650 MASSACHUSETTS AVENUE, N.W.
                             WASHINGTON, D.C. 20001

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 9, 1999


To the Stockholders:

         The 1999 Annual Meeting of Stockholders of The Nostalgia Network, Inc. will be held at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001 on Wednesday, June 9, 1999 at 11:00 a.m. local time for the following purposes:

         1. To elect ten directors to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

         2.      To ratify the appointment of independent accountants for 1999;

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record on the close of business on Thursday, May 20, 1999 are entitled to notice of and to vote at the meeting or any adjournment thereof.

         All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, stockholders are urged to mark, sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible. The principal address of The Nostalgia Network, Inc. is 650 Massachusetts Avenue, N.W., Washington, D.C. 20001.


                                 By order of the Board of Directors,

                                 /s/ WILLARD R. NICHOLS
                                 -----------------------

                                 Willard R. Nichols
                                 Vice President, General Counsel and Secretary


Dated:  April 30, 1999

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IMMEDIATELY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

                          THE NOSTALGIA NETWORK, INC.
                                PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors") of The Nostalgia Network, Inc. (the "Company") for use at the Company's 1999 Annual Meeting of Stockholders (the "Meeting"), at the offices of the Company at 650 Massachusetts Avenue, N.W., Washington, D.C. 20001, on Wednesday, June 9, 1999 at 11:00 a.m. local time, and at any adjournment thereof. This Proxy Statement, the accompanying proxy card and the Company's Annual Report to Stockholders for the year ended December 31, 1998 are first being sent to stockholders on or about Friday, May 21, 1999.

         At the close of business on April 15, 1999, the Company had outstanding 20,274,371 shares of Common Stock, par value $0.04 per share (the "Common Stock"), and 3,250 shares of Preferred Stock, par value $2.00 per share (the "Preferred Stock"). Each stockholder is entitled to one vote per share of Common Stock and one hundred votes per share of Preferred Stock registered in such stockholder's name on the books of the Company as of the close of business on May 20, 1999. The Preferred Stock will vote with the Common Stock as a single class on all matters expected to come before the Meeting, with the result that a maximum of 20,599,371 votes may be cast on any such matter.

         The cost of the solicitation of proxies will be borne by the Company. In addition to solicitation of proxies by mail, employees of the Company or its affiliates may solicit proxies by telephone or facsimile.

         Any duly executed proxy received prior to the closing of the polls during the Meeting will be voted in the manner specified on the proxy. If no direction is indicated on a proxy, it will be voted to elect as directors the nominees listed in this Proxy Statement. A proxy given pursuant to this solicitation may be revoked by a stockholder of record at any time before it is voted either by delivering a written notice of revocation bearing a date later than the proxy or a subsequent, duly-executed proxy relating to the same shares to the Secretary of the Company or by voting in person at the Meeting. Materials intended for the Secretary of the Company should be mailed to the Company at 650 Massachusetts Avenue, NW, Washington, D.C. 20001. The Company's telephone number is (202) 289-6633.


                         ITEM 1. ELECTION OF DIRECTORS

         At the Meeting, the shares represented by proxies, unless otherwise specified, will be voted for the election of the ten nominees named herein, each to serve until the next annual meeting and until his or her successor is duly elected and qualified.

         If for any reason any of the nominees is not a candidate when the election occurs, the Board of Directors expects that proxies will be voted for the election of a substitute nominee designated by the Board of Directors.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

         Ten nominees, all incumbent members of the Board of Directors, have been nominated for election as directors at the Meeting, each to serve until the next annual meeting of stockholders of the Company, and until his or her successor is duly elected and qualified. All nominees for election have indicated their willingness to serve, but if any of them should decline or be unable to serve as a director, the enclosed proxy will be voted for the election of such person or persons who are nominated as replacements.


             THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                 VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.


         Certain information concerning each of the nominees for election as a director is set forth below, including the nominee's age as of the date of this Proxy Statement, position with the Company, other recent business experience and period of service as a director of the Company:

CHRISTOPHER A. CATES, 45                            Director since October 1990


         Mr. Cates is currently President and Chief Executive Officer of MediaComm, a teleproduction facility located in Charlotte, N.C. From February 1998 to February 1999, Mr. Cates served as Senior Vice President of Corporate Development of Atlantic Video, Inc. ("AVI"), an affiliate of the Company, which is engaged in the production and recording of videotapes, the provision of post-production services and related activities. Mr. Cates served as Vice President/General Manager of AVI from July 1989 to January 1998. From March 1992 to January 1998, he also served as President of Pyramid Video, Inc. ("PVI"), a subsidiary of Concept Communications, Inc. ("Concept"), an affiliate of the Company, which is engaged in satellite transmission services, the production and recording of videotapes, the provision of post-production services and related activities. During 1998, AVI and its affiliates had substantial dealings with the Company. See Certain Relationships and Related Transactions.

FLOYD CHRISTOFFERSON, 44                               Director since June 1995


         Mr. Christofferson has served as President and Chief Executive Officer of Potomac Television/Communications, Inc. ("Potomac") since April 1997. From November 1994 to April 1997, Mr. Christofferson served as President of Manhattan Center Studios ("Manhattan Center"), a multimedia group. From 1990 through 1994, he was a senior partner and creative director of Delta Imaging, a computer graphics firm. Potomac and Manhattan Center are affiliates of the Company. During 1998, Potomac, Manhattan Center, and their affiliates had substantial dealings with the Company. See Certain Relationships and Related Transactions.

DIANNE M. FAURE, 42                                    Director since June 1995


         Ms. Faure is an attorney in private practice and, since October 1989, has worked in the areas of health care, insurance and contract law. During this time, she also has served as a board member to numerous civic and nonprofit associations. From August 1988 to October 1989, she was an Attorney-Advisor specializing in Title VIII of the Civil Rights Act at the United States Commission on Civil

Rights in Washington, D.C. From January 1988 to August 1988, she was Legal Counsel at the Coalition for Religious Freedom, a nonprofit corporation located in Alexandria, Virginia. From February 1986 to May 1987, she was Assistant General Counsel in the Office of General Counsel at the Legal Services Corporation in Washington, D.C., specializing in administrative, regulatory and contract compliance law.

HIROSHI GOTO, 44                                       Director since June 1998


         Mr. Goto has served as the budget director of The Washington Times Corporation ("Washington Times") since August 1997. From September 1986 through July, 1997, Mr. Goto served in various capacities at Washington Times, including finance manager, assistant finance manager and internal auditor. Washington Times is a subsidiary of News World Communications, Inc. ("NWC"), an affiliate of the Company.

DONG MOON JOO, 53                                   Director since October 1992


         Mr. Joo has served as a director and President of Concept since April 1993. Mr. Joo has been President and Chief Executive Officer of Washington Times and its parent company, NWC, since September 1992. Those companies publish numerous newspapers and periodicals, including The Washington Times, Insight, The World & I, The Middle East Times and Noticias del Mundo. From April 1991 through February 1, 1998, Mr. Joo served as President and a director of AVI, and as President of the corporate general partner of Washington Television Center Limited Partnership ("WTC"), which owns a multi-purpose building in Washington, D.C., including office space and television production facilities, where the Company has its executive offices. Mr. Joo serves as a director and Chief Executive Officer of AVI, director and President of Crown Capital Corporation ("Capital"), an affiliate of the Company, Chairman of the Board of Directors and President of Crown Communications Corporation ("Crown"), an affiliate of the Company, and as a director of PVI and Potomac. During 1998, Concept, Capital, Crown, AVI and WTC and their affiliates had substantial transactions with the Company. See Certain Relationships and Related Transactions.

DR. S. ROBERT LICHTER, 50                             Director since April 1998


         Since 1985, Dr. Lichter has served as President of the Center for Media and Public Affairs, a nonpartisan, nonprofit research organization that analyzes how news and entertainment media treat social and political issues, and Statistical Assessment Service, a nonprofit research organization. Dr. Lichter is currently an adjunct professor of government at Georgetown University. He has taught media and politics at Princeton University, and served as a senior research fellow at Columbia University and served as a postdoctoral fellow in politics and psychology at Yale University.

FREDERICK W. NEWTON, 41                            Director since November 1997


         Since 1987, Mr. Newton has served as President of Corporate Recovery Inc., which provides consulting services to area corporations, including Capital, NWC and certain of their affiliates. During 1998, Capital and its affiliates had substantial transactions with the Company. See Certain Relationships and Related Transactions. Mr. Newton has served as President of Stellar Printing Inc., since 1989, and as President of Freestate Publishing Inc., which publishes a community newspaper, since 1993.

SQUIRE D. RUSHNELL, 60                                 Director since June 1997


         Since June 1996, Mr. Rushnell has served as the Company's President and Chief Executive Officer. From August 1995 to December 1995, Mr. Rushnell was President and Co-Founder of Our Time Television, Inc. a cable television network targeted to emerging baby boomers. From January 1990 to March 1996, Mr. Rushnell served as President of Rushnell Communications and Publishing, Inc., producing programming for broadcast networks and syndication. Earlier, Mr. Rushnell served for over twenty years as a senior executive at the ABC Television Network.

AMBASSADOR PHILLIP SANCHEZ, 69                    Director since September 1994


         Ambassador Sanchez, Chairman of the Board of Directors, has served since February 1987 as Vice President of NWC, which publishes numerous newspapers and periodicals. Ambassador Sanchez currently is the Publisher of Noticias Del Mundo, a national Spanish-language daily newspaper, and Tiempos del Mundo, a Spanish-language weekly newspaper published throughout the western hemisphere. Ambassador Sanchez is the Chairman of the Board of Trustees of the National Hispanic University (San Jose, California), and serves on the Board of Trustees of the Educational Foundation of the Americas, and of the University of Bridgeport (Bridgeport, Connecticut). NWC is an affiliate of the Company.

ROBERT J. WUSSLER, 62                               Director since January 1995


         Since June 1995, Mr. Wussler has served as President and Chief Executive Officer of Affiliate Enterprises, Inc., a television syndication company. Mr. Wussler also has served as Chairman of the Board of Directors and Chief Executive Officer of U.S. Digital Communications, Inc., which specializes in internet broadcasting services and satellite technology, since May 1998, and as President and Chief Executive Officer of The Wussler Group, a worldwide media-consulting group, since February 1992. From September 1989 to January 1992, Mr. Wussler served as President and Chief Executive Officer of COMSAT Video Enterprises, a satellite delivered entertainment and information business. Mr. Wussler is former President of CBS Television, CBS Sports and former Senior Executive Vice President of Turner Broadcasting System, Inc. Mr. Wussler serves as a director of Cafe USA, an advertiser supported television network broadcast to food courts of major shopping malls throughout the United States. Mr. Wussler also serves on the boards of directors of Ed Net, which specializes in compressed audio and video technology, and Beechport, which specializes in arena promotions.


MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Board of Directors has appointed an Executive Committee, a Finance Committee, an Audit Committee, and a 144 Committee. The Board of Directors has established no nominating or compensation committee.

         The Executive Committee, composed of Messrs. Joo, Cates, and Christofferson, is authorized to exercise the powers of the Board of Directors in the oversight of management and of the business affairs of the Company during intervals between the meetings of the Board of Directors. The Executive Committee met four times during 1998. It also met twice during the year in joint meetings with the Finance Committee.

         The Finance Committee, composed of Messrs. Goto, Newton and Wussler, was created to work with management in recommending policy to the Board of Directors on all areas of the Company's finances, including budget, compensation policy, stock option plans, and other financial matters. The Finance Committee met fifteen times during 1998. It also met twice during the year in joint meetings with the Executive Committee.

         The Audit Committee, composed of Messrs. Christofferson and Goto, recommends the appointment of independent public accountants for the Company, receives audit reports and financial statements of the Company, and reviews the plan, scope and results of the audit of the Company's financial statements, the fees for services performed and the adequacy of internal controls with the independent public accountants. The Audit Committee met two times during 1998.

         The 144 Committee, composed of Messrs. Wussler and Lichter, considers proposed transactions that may come within the scope of Section 144 of the Delaware General Corporation Law, which relates to transactions in which directors or officers of a Delaware corporation may have a direct or indirect financial interest. In 1998, the 144 Committee approved the loan arrangements between the Company and Concept and the Company and Crown. See Certain Relationships and Related Transactions. The 144 Committee met once during 1998.

         The Board of Directors held eight regular and three special meetings during 1998. Each of the incumbent directors attended at least 75.0% of the total number of meetings of the Board of Directors and each committee on which he served.


DIRECTORS' COMPENSATION

         The Company reimburses directors for costs and expenses in connection with their attendance and participation at Board of Directors meetings and for other travel expenses incurred on the Company's behalf. In addition, the Company compensates each non-employee director $3,000 per quarter for his efforts on the Company's behalf, with additional compensation for attendance at Board of Directors meetings. Each quarter, the non-employee directors receive $1,000 for attendance (telephonically or in person) at Board of Directors meetings and reimbursement of expenses if attendance is in person. Additionally, as permitted by the 1996 Stock Option Plan, in 1998 each director received grants of options for the purchase of an additional 3,000 shares of Common Stock at $0.07 per share, vesting ratably over three years. The Company compensates members of the Audit Committee an additional $1,000 per quarter and Members of the 144 Committee an additional $2,000 per quarter. Members of the Executive and Finance Committees do not receive compensation (other than reimbursement of expenses) for services performed for those committees.


                     ITEM 2. RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, on the recommendation of its Audit Committee, has appointed Grant Thornton, LLP as independent public accountants to audit the financial statements of the Company for 1999. Although ratification by stockholders is not required, the Board of Directors requests that stockholders ratify this appointment. If ratification is not obtained, the Board will reconsider this appointment.

         On April 1, 1999, BDO Seidman, LLP ("BDO"), the Company's certifying accountant, notified the Company that the client-auditor relationship between the Company and BDO had terminated and BDO declined to stand for re-election. BDO's report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion, nor was the report qualified or modified as to uncertainty, audit scope or accounting principles. During the last two fiscal years and through the subsequent interim period, there were no disagreements with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure.

         The Company has been advised that representatives of Grant Thornton, LLP will be present at the Meeting. They will be afforded the opportunity to make a statement, should they desire to do so, and respond to appropriate questions.


                     THE BOARD OF DIRECTORS RECOMMENDS THAT
                      STOCKHOLDERS VOTE FOR THIS PROPOSAL.


                                 OTHER MATTERS

         The Board of Directors does not intend to bring any matter before the Meeting other than as stated in this Proxy Statement, and is not aware of any other matter that may be presented for action at the Meeting. If any other matter comes before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy.


                                 VOTE REQUIRED

         The Company's Bylaws provide that the holders of a majority of the outstanding shares of the Company entitled to vote at the Meeting, present in person or by proxy, will constitute a quorum, and that the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting will decide any question brought before the Meeting, unless a greater proportion or number of votes is required by law or by the Company's Certificate of Incorporation or Bylaws. The election of directors and the ratification of the appointment of independent accountants will each require the affirmative vote of a majority of the shares present at the Meeting. For purposes of determining whether a proposal has received a majority vote, abstentions will be included in the vote total, with the result that an abstention will have the same effect as a negative vote. For purposes of determining whether a proposal has received a majority vote, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners of Company stock who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and, therefore, will have no effect on the outcome of the vote.

         Concept has voting power over shares having at least 14,432,417 votes or approximately 70.1% of the votes entitled to be cast at the Meeting. Concept's voting of such shares at the Meeting will constitute a quorum for the Meeting and will cause the nominees for whom Concept votes to be elected as directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of April 15, 1999, the number of shares of Common Stock and Preferred Stock beneficially owned by each of the Company's executive officers, by each current director (each of whom are also nominees for the Board of Directors), by all directors and executive officers as a group, and by each person known by the Company to own beneficially more than 5.0% of the outstanding Common Stock or Preferred Stock.

                                                             COMMON STOCK                           PREFERRED
                                                                                                      STOCK

                                                                          Percent of                         Percent of
                                                     Number of            Outstanding       Number of        Outstanding
              Name of Beneficial Owner(1)              Shares               Shares            Shares           Shares
              ---------------------------              ------               ------            ------           ------
 NAMED EXECUTIVE OFFICERS
    SQuire D. Rushnell...........................      840,840(2)             1.0%              0                 *
    Martin A. Gallogly...........................       29,000(3)               *               0                 *
    Willard R. Nichols...........................          0                    *               0                 *


 DIRECTORS AND NOMINEES
    Christopher A. Cates.........................       23,000(4)               *               0                 *
    Floyd Christofferson.........................        3,000(5)               *               0                 *
    Dianne M. Faure..............................        3,000(5)               *               0                 *
    Hiroshi Goto.................................           0                   *               0                 *
    Dong Moon Joo................................        3,000(5)               *               0                 *
    Dr. S. Robert Lichter........................           0                   *               0                 *
    Frederick W. Newton..........................           0                   *               0                 *
    Phillip Sanchez..............................        3,000(5)               *               0                 *
    Robert J. Wussler............................        3,000(5)               *               0                 *



 ALL DIRECTORS AND
 EXECUTIVE OFFICERS
 AS A GROUP (13 PERSONS).........................         907,840              2.3%             0                  0%

  5% BENEFICIAL OWNERS
    Concept Group (6)............................   14,432,417(7)             70.1%         2,500               76.9%

    Charles Potter...............................      123,285(8)                *            750               23.1%

---------------
 *       Less than one percent.

(1) Unless otherwise indicated, each person has sole power to vote, and dispose or direct the disposition of, all shares beneficially owned by him or her, subject to applicable community property laws. Unless otherwise indicated, the address for each such person is 650 Massachusetts Avenue, N.W., Washington, D.C. 20001.

(2) Includes 840,840 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Rushnell or options exercisable within sixty days. Excludes 5,000 shares for which options may vest in August

         1999, 2000, and 2001, if Mr. Rushnell remains with the Company. Mr. Rushnell also is a director of the Company.

(3) Includes 29,000 shares of Common Stock issuable upon the exercise of currently exercisable options held by Mr. Gallogly.

(4) Includes 23,000 shares of Common Stock issuable upon the exercise of currently exercisable options. Excludes 6,000 shares for which options may vest in August, 1999, 2000, and 2001.

(5) Includes 3,000 shares of Common Stock issuable upon the exercise of currently exercisable options. Excludes 6,000 shares for which options may vest in August 1999, 2000 and 2001.

(6) The Concept Group consists of Concept, Crown and Capital, which constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Crown has informed the Company that it is a subsidiary of Capital, and Concept has informed the Company that it is a subsidiary of Crown. Concept, Crown and Capital have informed the Company that they share voting and dispositive power with respect to all shares as to which Crown and Concept are record holders.

(7) Includes 13,182,417 shares of Common Stock, 250,000 shares of Common Stock that may be acquired upon the conversion of 2,500 shares of Preferred Stock, all of which are held of record by Concept, and 1,000,000 shares of Common Stock held of record by Crown. The Concept Group claims sole voting and dispositive power with respect to such shares.

(8) Includes 75,000 shares of Common Stock issuable upon conversion of 750 shares of Preferred Stock held of record by Mr. Potter.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation for services in all capacities to the Company for the years ended December 31, 1996, 1997 and 1998 of those persons serving as the Company's chief executive officer or acting in a similar capacity, and other executive officers of the Company whose compensation was in excess of $100,000. No restricted stock awards or stock appreciation rights ("SARs") have been granted at any time in prior years.


SUMMARY COMPENSATION TABLE

                                                ANNUAL COMPENSATION
                                                -------------------

 Name and                                                                 Other Annual           All Other
 Principal Position                Year       Salary($)      Bonus ($)    Compensation($)        Compensation($)
 ------------------                ----    ------------    -----------    ---------------        ---------------
 SQuire D. Rushnell,               1998         $225,063     $50,000               ---                    ---
 Chief Executive Officer and       1997          205,923      37,500               ---                    ---
 President(1)                      1996          119,231      50,000               ---                    ---
 Martin A. Gallogly, Vice          1998          114,654      16,000               ---                    ---
 President, Treasurer and Chief    1997           93,876      13,500               ---                    ---
 Financial Officer(2)
 Willard R. Nichols, Vice          1998          103,085       9,100               ---                    ---
 President, General Counsel and
 Secretary(3)

-----------------------

(1) The Company entered into an employment agreement with Mr. Rushnell dated May 13, 1996. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

(2)      Mr. Gallogly died on April 16, 1999.

(3) Mr. Nichols, 52, is currently Vice President, General Counsel and Secretary of the Company. Mr. Nichols served as General Counsel and Secretary from May 1997 to June 1998. He has served as a Vice President of the Company since his election by the Board of Directors to that position in June 1998. Prior to his service with the Company, Mr. Nichols was an attorney in private practice engaged in domestic and international telecommunications consulting. He also served for the calendar year 1995 as Executive Vice President and Managing Director of UTAM, Inc. Mr. Nichols did not earn in excess of $100,000 prior to 1998. In addition to his salary, Mr. Nichols may receive installment bonus payments from the Company in 1999, depending upon the length of time he remains employed by the Company in 1999.


STOCK OPTION GRANTS

         On May 13, 1996, the Company granted Mr. Rushnell options to purchase 839,840 shares of Common Stock at an exercise price of $0.35 per share. As of December 31, 1998, 629,880 of these shares have vested. On August 16, 1995, the Company granted Mr. Gallogly 29,000 shares of Common Stock at an exercise price of $1.00. As of December 31, 1998, 29,000 of these shares have vested. No SARs, long-term incentives or restricted stock were granted to any of the named executive officers or any other Company employee in 1998.


STOCK OPTION EXERCISES

         The following table summarizes information relating to stock option exercises during 1998 and the number and value of unexercised stock options previously granted to the executive officers named in the Summary Compensation Table. As previously indicated, no SARs have been granted at any time to any of the named executive officers or any other Company employee.

                     AGGREGATE OPTION EXERCISES IN 1998 AND
                     OPTION VALUES AS OF DECEMBER 31, 1998


                                                                  Number of                  Value of Unexercised
                                                            Securities Underlying              In-the-Money
                                                          Unexercised Options at                 Options at
                                                             December 31, 1998               December 31, 1998(1)
                                                             -----------------               --------------------
                           Shares
                           Acquired
                               on          Value
 Name                      Exercise        Realized     Exercisable      Unexercisable     Exercisable      Unexercisable
 ----                      --------        --------     -----------     ---------------    -----------      -------------
 SQuire D. Rushnell             0               0         840,840             5,000              $0                 $0
 Martin A. Gallogly             0               0          29,000                0               $0                 $0
 Willard R. Nichols             0               0             0                  0               $0                 $0

---------------

(1) Based on a stock price of $0.015, which was the average of the high asked and low bid prices reported on December 31, 1998.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

         On May 13, 1996, the Company entered into an three year employment agreement with Mr. Rushnell which provided that Mr. Rushnell would hold the offices of President and Chief Executive Officer and that the Company would pay Mr. Rushnell an annual base salary of $200,000, with annual increases of no less than 5.0%. The Company paid Mr. Rushnell a "benchmark" bonus of $50,000 in advance upon commencement of his tenure as President and Chief Executive Officer. In addition, Mr. Rushnell is entitled to receive annual benchmark bonuses of $50,000, payable quarterly, if the Company attains or exceeds its business plan. Mr. Rushnell received a benchmark bonus of $50,000 for 1998. Mr. Rushnell also is entitled to receive annual deficit reduction bonuses of 10.0% of the amount of deficit reduction for the current period compared to that of the prior period. The Company also has provided Mr. Rushnell with a monthly stipend of $600 for obtaining and maintaining an automobile. Mr. Rushnell is entitled to receive a severance payment in the event that Concept no longer owns, directly or indirectly, more than 50.0% of the total voting power of the Company's outstanding shares and Mr. Rushnell is subsequently terminated. The agreement further provides that the severance payment will equal (i) $200,000 if in the second contract year, and (ii) not more than $100,000 if in the third contract year.

         Pursuant to the Agreement, Mr. Rushnell was granted options to acquire 839,840 shares at an exercise price of $0.35 per share. The options are nonqualified stock options, and were granted outside the 1996 Stock Option Plan. The options vest in four equal installments on February 12, 1997, November 12, 1997, August 12, 1998 and May 12, 1999. They expire on the earliest of (i) May 12, 2006; (ii) 90 days following termination of Mr. Rushnell's employment for cause or resignation by Mr. Rushnell without good cause; and (iii) one year following termination by reason of death or disability, termination without cause, termination following a change in control, or resignation by Mr. Rushnell for good reason. Vesting accelerates upon termination without cause, a change in control or resignation by Mr. Rushnell for good reason. Upon a change in control, Mr. Rushnell will be entitled to cancel his options and receive a payment equal to the difference between the exercise price and the higher of the current market price of the stock and the highest price paid to stockholders in the transactions leading to the change in control. Additional options will be granted on each vesting date sufficient to ensure that on such date, the options that vest are sufficient to give Mr. Rushnell the right to acquire 1.0% of the issued and outstanding Common Stock. The exercise price of the additional options will be based on the average of the bid and asked prices of the stock over the thirty trading days prior to the vesting date. Mr. Rushnell has registration rights with respect to the resale of the shares of the Common Stock to be acquired upon exercise of his options.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Board of Directors determines the compensation of, and incentives for, the Company's Chief Executive Officer. See Item 1. Election of Directors and Certain Relationships and Related Transactions for a description of interlocks and insider participation.

COMPARATIVE STOCK PERFORMANCE

         The following graph indicates the Company's cumulative total return to holders of its Common Stock for the past five years, as compared to the cumulative total return for the Standard & Poor's ("S&P") 500 Composite Stock Index and the S&P Broadcast Media Index, on an annual basis. The comparison assumes $100 was invested on December 31, 1993 in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock performance shown on the following graph is not necessarily indicative of future performance.





                                   [Graph]





INDEX RETURNS

                                                Base Period
                                              --------------

-------------------------------------------------------------------------------------------------------
Company/Index                     12/31/93    12/31/94    12/31/95    12/31/96    12/31/97    12/31/98
                                  --------    --------    --------    --------    --------    --------
-------------------------------------------------------------------------------------------------------
The Nostalgia Network, Inc.          100      $ 38.15     $ 10.53     $  5.26     $  2.11     $  0.42
-------------------------------------------------------------------------------------------------------
S&P 500 Index                        100      $101.32     $139.40     $171.40     $228.59     $293.91
-------------------------------------------------------------------------------------------------------
S&P Broadcast Media Index            100      $ 92.85     $121.55     $ 99.63     $163.92     $254.30
-------------------------------------------------------------------------------------------------------


REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

         The Company has no compensation committee or other committee of the Board of Directors performing similar functions. Accordingly, the Board of Directors determines the amount of compensation of, and incentives for, the Company's Chief Executive Officer. The Chief Executive Officer determines the compensation of, and incentives for, the Company's other executive officers. The Board of Directors also administers the stock option plans of the Company.

         The base salary, bonus and benefits payable for 1998 to Mr. Rushnell, the Company's President and Chief Executive Officer, is fixed under a multi-year employment agreement, which was approved by the Board of Directors. See Employment Contracts and Termination of Employment and Change-in-Control Arrangements.

         Stock options may be granted, at the direction of the Board of Directors, under the Company's 1996 Incentive Stock Option Plan (the "Plan") to the Company's executive officers, other employees, independent contractors and agents. The purposes of the Plan is to attract and retain high-quality personnel and strengthen the Company by providing incentives for its success. Under the Plan, stock options are granted for terms not exceeding ten years, with an exercise price equal to (or greater than) the market price of the Common Stock on the date of grant, and typically are granted, subject to vesting, in installments of share amounts over a three year period. In 1998, the Board of Directors awarded options under the Plan to directors by formula grants representing 3,000 shares per director, or 30,000 shares in the aggregate, at an exercise price of $0.07 which will vest over a period of three years.

         PHILLIP SANCHEZ (CHAIRMAN)                DONG MOON JOO
         CHRISTOPHER A. CATES                      S. ROBERT LICHTER
         FLOYD CHRISTOFFERSON                      FREDERICK W. NEWTON
         DIANNE M. FAURE                           SQUIRE D. RUSHNELL
         HIROSHI GOTO                              ROBERT J. WUSSLER


COMPLIANCE WITH REPORTING REQUIREMENTS OF SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Pursuant to Section 16(a) of the Exchange Act, the Company's directors, executive officers and any person holding 10.0% or more of its Common Stock are required to report their beneficial ownership and any changes therein to the United States Securities and Exchange Commission. Specific due dates for these reports have been established and the Company is required to report herein any failure to file such reports by those due dates. Based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required, the Company believes that, during 1998, its executive officers, directors and greater than 10.0% beneficial owners complied with all applicable Section 16(a) filing requirements.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company had the following transactions directly or indirectly with directors, executive officers and holders of more than 5.0% of the Company's issued and outstanding stock since the beginning of 1998:

         CONCEPT AND CROWN. Since 1990, Crown and Concept, in the aggregate the Company's majority stockholders, have been the principal source of the Company's capital. Crown and Concept have invested $2,300,000 and provided $58,500,000 in financing since 1994, including $19,000,000 loaned by Crown to the Company in 1998. Additionally, as of March 23, 1999, Crown has provided $8,000,000 in debt financing to the Company since January 1, 1999, and has committed to advance as needed an additional $7,000,000 in debt financing during the balance of 1999.

         As of March 27, 1999, the Company had issued and outstanding promissory notes to Concept and Crown in the aggregate principal amount of $20,600,000 and $54,072,000, respectively, bearing interest of approximately 7.75% per annum which are due and payable on January 1, 2000.

         Throughout 1998, Mr. Joo was an officer and director of Crown and Concept, and Messrs. Cates and Christofferson were officers of Concept subsidiaries.

         AVI. The Company and AVI are parties to an agreement (the "AVI Agreement") pursuant to which AVI provides to the Company certain exclusive television production, post-production and master control/uplink services and equipment and leases to the Company 4,300 square feet of office space in AVI's Alexandria, Virginia production facilities at a monthly rate of $3,896. Under the terms of the AVI Agreement, the Company is required to purchase a minimum number of hours of such services during each year at specified rates. The Company has agreed to pay a minimum monthly fee of $93,000 to AVI. If the Company does not actually purchase $50,000 of services in a month from AVI, the differences up to a maximum of $75,000 for all months elapsed, subject to certain limitations, may be used as a credit of the fees in future months. The net amount payable to AVI for these additional services with respect to 1998 was approximately $217,809.

         In March 1992, in connection with payment of amounts then claimed by AVI to be due under the AVI Agreement, the Company paid $2.0 million for the benefit of AVI and executed a promissory note in favor of AVI in the principal amount of $305,000, bearing interest at the rate of 2.5% percent per quarter, compounded quarterly, due March 31, 2002 (the "AVI Note"). The AVI Note contains provisions for, inter alia, conversion of the indebtedness into Senior Preferred Stock, which the Company currently is not authorized to issue. Pursuant to a security agreement entered into between the Company and AVI at that time, the Company granted AVI a security interest in (a) $150,000 in specified accounts receivable and certain other accounts and contracts; (b) proceeds thereof; and (c) copies of certain books and records, provided that, as long as the Company was not in default, AVI agreed not to perfect its security interest and to hold for filing the UCC-1 financing statement.

         Throughout 1998, Mr. Cates was an officer of AVI and Mr. Joo was an officer and a director of AVI.

         WTC. The Company's executive offices are located at 650 Massachusetts Avenue, N.W., Washington, D.C., where the Company leases approximately 5,100 square feet of space from WTC. The lease expires in November 1999 and provides for an initial base monthly rent of $12,537. Effective November 1998 that rent increased to $13,944. All of the interest in WTC is owned by U.S. Property Development Corporation ("USPDC") (99.0% directly and 1.0% through a USPDC subsidiary). Throughout 1998, Mr. Joo was an officer of USPDC. WTC is under common control with AVI.

         MANHATTAN CENTER. The Company utilizes the facilities of Manhattan Center for both remote and on-site television production on an ad hoc basis. During 1998, the Company incurred $955,000 for services rendered by Manhattan Center. Manhattan Center is under common control with AVI.

         POTOMAC. The Company utilizes the facilities of Potomac for remote site television production on an ad hoc basis. During 1998, the Company incurred approximately $1,300 for services rendered by Potomac. Throughout 1998, Mr. Christofferson was an officer of Potomac. Potomac is a subsidiary of Concept and an affiliate of the Company.


                               OTHER INFORMATION

         Brokers and other persons holding Common Stock in their names, or in the names of a nominee, will be requested to forward this Proxy Statement and the accompanying material to the beneficial owners of the Common Stock and to obtain proxies, and the Company will defray reasonable expenses incurred in forwarding such material.

         The Company's Annual Report to Stockholders, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 1998, including financial statements and schedules filed with the United States Securities and Exchange Commission, accompanies this Proxy Statement. If a stockholder desires an additional copy of the Form 10-K, with exhibits, one will be provided without charge upon written request to the Company.


                             STOCKHOLDER PROPOSALS

         Stockholders may submit written proposals to be considered for stockholder action at the Company's 2000 Annual Meeting of Stockholders expected to be held in June 2000. To be eligible for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting, stockholder proposals must be received by the Company by December 31, 1999 and must otherwise comply with applicable Commission regulations. Stockholder proposals should be addressed to the Company at its principal place of business, attention:
Secretary.

         In addition, the Company's Certificate of Incorporation requires that stockholders wishing to nominate a person for election as a director give written notice to the Company and provide certain information regarding the nominee not less than 14 nor more than 50 days prior to the meeting.

         For those stockholder proposals which are not submitted in accordance with Rule 14a-8 (such as a proposal to be submitted at the next annual meeting of stockholders but not submitted for inclusion in the Company's proxy statement), the Company's designated proxies may exercise their discretionary voting authority without any discussion of the proposal in the Company's proxy materials for any proposal which is received by the Company after January 20, 2000.


                                By order of the Board of Directors,


                                /s/ WILLARD R. NICHOLS

                                Willard R. Nichols
                                Vice President, General Counsel and Secretary

THE NOSTALGIA NETWORK, INC.
650 Massachusetts Avenue, N.W.
Washington, D.C. 20001

                                                                           PROXY

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE NOSTALGIA
      NETWORK, INC.  FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO
              BE HELD ON JUNE 9, 1999 AND ANY ADJOURNMENT THEREOF.

    The undersigned, being a stockholder of THE NOSTALGIA NETWORK, INC. (the "Company"), hereby authorizes Diane Fuller and Daniel P. Collins with the full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 650 Massachusetts Avenue, N.W., Washington, D.C. on June 9, 1999 at 11:00 a.m., local time, and at any adjournment thereof, and at the Meeting to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as appears on the reverse side of this proxy.

    In their discretion, the proxies are authorized to vote with respect to matters incident to the conduct of the Meeting and upon such other matters as may properly come before the Meeting. This proxy may be revoked at any time before it is exercised.

    Shares of the Common Stock of the Company will be voted as specified. If no specification is made, shares will be voted FOR the nominees for director named on the reverse side and IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES as to any other mater which may properly come before the Meeting.

                                                         -----------------------
                                                         CONTINUED ON OTHER SIDE
                                                         -----------------------

                          THE NOSTALGIA NETWORK, INC.


                            -- Tear at Perforation --



The Annual Meeting of            1.  ELECTION OF DIRECTORS
Stockholders of The Nostalgia        Nominees:   Christopher Cates   Floyd Christofferson        Dianne M. Faure     Hiroshi Goto
Network, Inc. will                               Dong Moon Joo       Dr. S. Robert Lichter       Frederick W. Newton
be held Wednesday, June 9, 1999,                 Squire D. Rushnell  Ambassador Phillip Sanchez  Robert J. Wussler
at 11:00 a.m.                          [ ]  FOR all nominees            [ ]  WITHHELD as to all nominees
at the offices of the Company,
650 Massachusetts Avenue, N.W.   FOR, except vote withheld from the following nominee(s):
Washington, D.C, 20001                 [ ]       _________________________________________________

                                 2.   RATIFICATION OF GRANT THORNTON, LLP AS INDEPENDENT PUBLIC ACCOUNTANT

                                                 [ ]  FOR                  [ ]  AGAINST              [ ] ABSTAIN

                                 3.   ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

                                                 [ ]  FOR                  [ ]  AGAINST              [ ] ABSTAIN

                                      The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of The Nostalgia Network, Inc. called for June 9 , 1999, and a Proxy Statement for the Meeting
                                 prior the signing of this proxy.



                                                                                  Dated:  ______________________, 1999

                                                                                  _________________________________

                                                                                  _________________________________

                                                                                  Please sign exactly as your name(s) appears(s)
                                                                                  on this proxy.  When signing in a
                                                                                  representative capacity,  please give title.

 PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED
                                   ENVELOPE.